Exhibit 10.2

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AMENDMENT NO. 1 TO LICENSE AGREEMENT

THIS AMENDMENT No. 1 (this “Amendment No. 1”) is made and entered into as of May 6, 2022 (“Amendment No. 1 Effective Date”) between Epizyme, Inc., a corporation organized and existing under the laws of the State of Delaware, with a principal place of business at 400 Technology Square, Cambridge, Massachusetts 02139 U.S. (“Epizyme”), and HUTCHMED Group Investment Limited (formerly known as Hutchison China MediTech Investment Limited), a company organized and existing under the laws of the British Virgin Islands, with company number 2031179 and its registered office being Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Hutchmed”).

WHEREAS, Epizyme and Hutchmed are parties to that certain License Agreement dated as of August 7, 2021 (“Agreement”) and desire to amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The Parties agree that the definition of Hutchmed is hereby deleted in its entirety and replaced with the following: “HUTCHMED Group Investment Limited (formerly known as Hutchison China MediTech Investment Limited), a company organized and existing under the laws of the British Virgin Islands, with company number 2031179 and its registered office being Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.”

The Parties further agree that the definition of Hutchmed China in Section 1.90 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.90 “Hutchmed China” means HUTCHMED Limited (formerly known as Hutchison MediPharma Limited (和记黄埔医药（上海）有限公司)), a Chinese company, organized and existing under the laws of the People’s Republic of China, having a place of business at Building 4, 720 Cai Lun Road, ZJ Hi-Tech Park, Shanghai, People’s Republic of China.

2. The Parties agree that Section 1.14 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.14 “Authorized Regulatory Agent” means the entity designated by, and acting on the behalf of, the Regulatory Filing holder or Regulatory Approval holder in accordance with Section 5.1 to manage the work associated with preparing, obtaining, and maintaining any Regulatory Filings or Regulatory Approvals in the Territory and which possesses and maintains valid licenses or permits in the Territory if such licenses or permits are required for such local entity to engage in the relevant activities in the Territory.

3. The Parties agree that Section 1.145(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b) any Third Party contract manufacturing organization engaged by Hutchmed in the Territory (following selection by Hutchmed and approval by the JMC, such approval not to be unreasonably withheld, conditioned, or delayed) that provides Manufacturing services with respect to Drug Substance or Drug Product in accordance with this Agreement (each, a “Permitted Subcontractor CMO”); or

4. The Parties agree that the following terms shall have the following meanings and are hereby added to the end of Article 1 of the Agreement:

“Approved Indication” means any indication for which a Regulatory Authority outside the Territory has granted Regulatory Approval for use of a Licensed Product.

“Confirmatory Joint Global Trial” means any Joint Global Trial in an indication where such clinical trial is the confirmatory study required to be conducted as part of an accelerated Regulatory Approval by the FDA or other Regulatory Authority outside the Territory for such indication. For clarity, the 301 Global Trial and the 302 Global Trial are Confirmatory Joint Global Trials.

“CPP” means a certificate entitled “Certificate of a Pharmaceutical Product–Approved Drug Product” issued by the FDA for an Approved Indication for the Licensed Product manufactured by the specified manufacturer.

“Imported Drug” means Drug Product Manufactured by or on behalf of an Epizyme Entity outside of a Jurisdiction and imported into such Jurisdiction as permitted by the relevant Regulatory Authorities.

“Imported Drug Trial” means any Local Trial or Joint Global Trial conducted in the Territory using Imported Drug. For clarity, an Imported Drug Trial may be a Confirmatory Joint Global Trial.

“Local Drug” means Drug Product Manufactured in the Territory by a Hutchmed Entity or Permitted Subcontractor CMO for use, as permitted by the relevant Regulatory Authorities, in a Jurisdiction.

“Local Drug Trial” means any Local Trial conducted in the Territory using Local Drug or any Joint Global Trial conducted in the Territory that the Parties agree in writing will use Local Drug.

“Local Hutchmed Entity” means any Hutchmed Entity based in Mainland China.

“Non-Local Hutchmed Entity” means any Hutchmed Entity that is based outside of Mainland China. For clarity, any Hutchmed entity located in Hong Kong, including Hutchmed (Hong Kong) Limited, a limited company incorporated under the laws of Hong Kong, having a registered business address at Level 18 The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Hong Kong (“Hutchmed HK”), is a Non-Local Hutchmed Entity.

“[**]” means [**].

“[**] CRO Agreement” means the Master Contract Services Agreement between Epizyme and [**] dated [**], and any work orders relevant to the 302 Global Trial, as may be amended from time to time.

“Sponsor” means the entity identified as the sponsor on the protocol for a clinical trial who is responsible, itself or through a CRO, for conducting the clinical trial, including obtaining ethics committee (“EC”) and site approvals for the clinical trial, obtaining the approval, if required, of the Human Genetic Resources Administrative Authorities in Mainland China pursuant to the regulations regarding the administration of human genetic resources, and ensuring that clinical trial contracts are executed with the participating sites.

“Supply Agreement” has the meaning set forth in Section 7.6(c) hereof.

“[**]” means [**].

“[**] 3-Party CRO Agreement” means the Master Contract Services Agreement and Work Order #1 effective as of [**] and executed by Hutchmed China, Epizyme, and [**] for services for the 302 Global Trial, as may be amended from time to time. For clarity, the [**] 3-Party CRO Agreement is a Joint Global CRO Agreement.

5. The Parties agree that Sections 3.10(a)(ii) and (iii) of the Agreement are hereby deleted in their entirety and replaced with the following:

(ii) whether Hutchmed will participate in a proposed Joint Global Trial (other than the 301 Global Trial and 302 Global Trial) and, if Hutchmed does participate, except as provided in Section 3.10(b)(iv), Hutchmed will have final decision-making authority with respect to the conduct of any such Joint Global Trial in the Territory (including selection of clinical sites and whether to add clinical sites in additional Jurisdictions for the 301 Global Trial or 302 Global Trial); provided that (A) subject to Section 4.5(b)(i), in no event shall Hutchmed use its decision-making authority to amend the protocol for any Joint Global Trial without Epizyme’s prior approval; and (B) in no event shall Hutchmed use its decision-making authority to decrease the number of patients to be enrolled and treated by Hutchmed in any Joint Global Trial to less than twenty percent (20%) of the total number of patients to be treated at all sites globally;

(iii) any matter related to filing, obtaining, and maintaining Regulatory Approvals of Licensed Product in the Territory (other than as provided in Section 3.10(b)(iii) and (iv);

6. The Parties agree that the following is hereby added to the Agreement as a new Section 3.10(b)(iv):

(iv) any matter related to (A) filing, obtaining, and maintaining the IND in Mainland China for a Confirmatory Joint Global Trial and the IND in Taiwan for the 302 Global Trial, in each case including any regulatory activities or interactions related thereto, provided that subject to Section 4.5(b)(i), in no event shall Epizyme use its decision-making authority under this Section 3.10(b)(iv) to amend the protocol for any Joint Global Trial or in a manner that Hutchmed has notified Epizyme (including through the applicable Committee or Subcommittee) is reasonably expected to have a material adverse effect on Hutchmed’s preparation of any Regulatory Filings or obtaining and maintaining any Regulatory Approvals in the Territory, in each case, without Hutchmed’s prior approval, or (B) conducting the Epizyme Confirmatory Responsibilities for any Confirmatory Joint Global Trial in the Territory, provided that such decision-making shall be consistent with any Joint Global CRO Agreement.

7. The Parties agree that the following is hereby added to the end of the third (3rd) sentence of Section 4.1 of the Agreement:

and, unless otherwise agreed in writing by the Parties, such Commercially Reasonable Efforts shall be directed to both wild-type and EZH2-mutant patient populations for relevant indications (such as FL and DLBCL).

8. The Parties agree that Sections 4.4, 4.5 and 4.6 of the Agreement are hereby deleted in their entirety and replaced with the following:

4.4 Conduct of Local Trials. Hutchmed may conduct Local Trials of the Licensed Product (including, subject to Section 3.10(b)(ii), any Combination Therapy) in the Field (including, subject to Section 3.10(b)(i), any Additional Indication) and in the Territory. A Hutchmed Entity shall be the Sponsor of each Local Trial in the Territory, provided that a Local Hutchmed Entity shall be the Sponsor for each Local Trial in Mainland China. Each Local Trial conducted in the Territory shall be conducted in accordance with the Clinical Development Plan, the study protocol approved by any relevant Regulatory Authority, and Applicable Law in the Territory. Hutchmed shall be solely responsible for its performance in the Territory (except relevant Regulatory Filings for any Local Trials in the Territory shall be handled in accordance with Article 5). For each Local Trial, except to the extent prohibited by Applicable Law or any Regulatory Authority in the Territory, the Parties shall adhere to the Local Trial SOP attached hereto as Appendix A (the “Local Trial SOP”) (which is hereby attached to the Agreement as Exhibit F), including that Hutchmed shall provide Epizyme with a synopsis of each clinical trial protocol and specific sections of the protocol and informed consent form as reasonably requested by Epizyme, in English, and shall consider in good faith any comments to the protocol received from Epizyme during the relevant review period under the Local Trial SOP. Hutchmed will be responsible for ensuring that all informed consent forms for use in the Territory in any Local Trial: (i) allow Hutchmed to provide Epizyme and its Affiliates with access to and use of data and samples generated or obtained in such trials (and in no event less than the same use rights granted to Hutchmed to the extent not prohibited by Applicable Law and the relevant Regulatory Authority(ies) in the Territory), and (ii)

comply with Applicable Law. Hutchmed shall use Commercially Reasonable Efforts to obtain any required permission or approval from the relevant Regulatory Authority(ies) in order to adhere to the Local Trial SOP and to provide Epizyme with access to and the use of data and samples generated or obtained in any such trial.

4.5 Conduct of Joint Global Trials.

(a) Potential Global Clinical Trials. Epizyme may present any potential clinical trial of the Licensed Product that includes clinical sites both in the Territory and outside the Territory, along with the plan for such global study, to Hutchmed via the JDC. Hutchmed may also present a potential global study of the Licensed Product to the JDC. The JDC shall discuss and decide in good faith whether the Parties will conduct such trial as a Joint Global Trial, subject to Epizyme’s final decision-making authority under Section 3.10(b); provided that Hutchmed shall have final decision-making authority regarding whether to participate in any such global study as provided in Section 3.10(a)(ii).

(b) Obligations of the Parties for Joint Global Trials.

(i) Generally. The Parties will be responsible for the performance of any Joint Global Trial as determined by the JDC. The conduct of any Joint Global Trial in the Territory shall be in accordance with the Clinical Development Plan, Epizyme’s study protocol (approved by any relevant Regulatory Authority), and Applicable Law in the Territory. Unless otherwise agreed by the Parties, for any Joint Global Trial (other than a Confirmatory Joint Global Trial), and subject to the other provisions in this Section 4.5, Epizyme shall, either by itself or through a Third Party contract research organization (the “Epizyme CRO”), at Epizyme’s sole cost and expense (subject to Section 9.3(c)(iii)), provide oversight of the clinical trial operations in the Territory to ensure consistency with the clinical trial operations outside the Territory. The JDC shall determine the timing of the inclusion of clinical sites in the Territory for each Joint Global Trial, with the understanding that Hutchmed will identify and manage clinical sites in the Territory for any Joint Global Trial. A copy of all clinical trial related documents for each Joint Global Trial, including protocols, informed consent forms, and safety data shall be provided to Epizyme in the language in which they were drafted; any such documents that are not received in English will be translated into English at Epizyme’s request by the Epizyme CRO, at Epizyme’s cost. Hutchmed will be responsible for ensuring that all informed consent forms for use in the Territory in any Joint Global Trial: (A) allow Hutchmed to provide Epizyme and its Affiliates with access to and use of data and samples generated or obtained in such trials (and in no event less than the same use rights granted to Hutchmed and with respect to samples to the extent permitted by Applicable Law), and (B) comply with Applicable Law. Unless otherwise mutually agreed by the Parties, a Hutchmed Entity shall be the Sponsor for all Joint Global Trials in the Territory, provided that a Local Hutchmed Entity shall be the Sponsor for all Joint Global Trials in Mainland China, and except that Epizyme is and shall continue to be the Sponsor for the 301 Global Trial and 302 Global Trial in Mainland China and Taiwan. To ensure consistency across all sites, all Joint Global Trials in the Territory will use Imported Drug, unless otherwise agreed by the Parties in writing. For any Joint Global Trial (other than a Confirmatory Joint Global Trial), Hutchmed may enter into an agreement with a Third Party contract research organization (a, “Hutchmed CRO”) to provide management and oversight services for the conduct of the Joint Global Trial in the Territory, at Hutchmed’s expense, subject to Section 9.3(c)(i).

The Parties acknowledge and agree on the need to conduct a Joint Global Trial both in and outside the Territory using the same protocol. To the extent an amendment to Epizyme’s study protocol is required to comply with Applicable Law or the requirements of any Regulatory Authority in or outside the Territory, then the Parties agree that (A) if the amendment is required due to Applicable Law or notice from a Regulatory Authority in the Territory, Hutchmed will provide prompt written notice to Epizyme, or if the amendment is required due to Applicable Law or notice from a Regulatory Authority outside the Territory, Epizyme will provide prompt written notice to Hutchmed, (B) the Parties will discuss the potential amendment and agree upon the strategy for interacting with the Regulatory Authorities in and outside the Territory, (C) each Party will use Commercially Reasonable Efforts to obtain the approval of the Regulatory Authorities in its respective territory to an amendment to the protocol that satisfies the Regulatory Authorities both in and outside the Territory and the protocol shall not be amended until such approvals have been obtained, and (D) if such approvals have not been obtained, the Parties shall discuss and mutually agree upon how each Party will proceed in its respective territory (which shall not be subject to decision-making under Section 3.10).

(ii) Additional Obligations of the Parties for Confirmatory Joint Global Trials. Notwithstanding subsection (i) above, the Parties shall enter into an agreement among Hutchmed, Epizyme, and a mutually agreed upon reputable contract research organization (a “Joint Global CRO”) to provide management and oversight services for the conduct of the Confirmatory Joint Global Trial in the Territory, which organization shall be the same contract research organization as the Epizyme CRO, unless otherwise agreed. The agreement among Hutchmed, Epizyme, and the Joint Global CRO (“Joint Global CRO Agreement”) shall: (A) provide that, except as provided in subsection (d) below, Hutchmed shall bear all costs and expenses associated with the conduct of the Confirmatory Joint Global Trial in the Territory, including any Joint Global CRO costs and any pass-through expenses to clinical sites, in accordance with Section 9.3, and (B) provide, in sufficient detail, the roles and responsibilities of Epizyme (such responsibilities, the “Epizyme Confirmatory Responsibilities”), Hutchmed, and the Joint Global CRO for the conduct of the Confirmatory Joint Global Trial, which roles and responsibilities shall be consistent with the terms of this Agreement, and will include that an Epizyme Entity will be the Sponsor of the Confirmatory Joint Global Trial in the Territory.

(iii) 302 Global Trial in Mainland China. Notwithstanding anything to the contrary in the foregoing, with respect to the 302 Global Trial in Mainland China, the Parties will have the responsibilities set forth in the [**] 3-Party CRO Agreement or, in the event of termination of the [**] 3-Party CRO Agreement, such other Joint Global CRO Agreement among Epizyme, Hutchmed and a Joint Global CRO that will contain substantially similar terms. Without limiting the foregoing:

(A) Except as set forth in clause (B) below, Hutchmed is responsible for study operationalization in the Territory and the supervision of [**] (and [**] subcontractors’) operationalization activities under the [**] 3-Party CRO Agreement ([**] subcontractors, as of the Amendment No. 1 Effective Date, include the subcontractors listed on Appendix E (which is hereby attached to the Agreement as Exhibit J)), and

(B) Epizyme is the Sponsor of the 302 Global Trial in Mainland China and Epizyme is responsible, itself or through [**], for the Epizyme Confirmatory Responsibilities which consist of the following: all regulatory activities and interactions with Regulatory Authorities in Mainland China (itself or through [**], in [**] capacity as Epizyme’s Authorized Regulatory Agent) including any activities or interactions regarding material or non-material changes to the clinical trial; medical monitoring; pharmacovigilance; any amendments to the Study protocol, investigator brochure, and manuals; global vendors involved in global activities (which, as of the Amendment No. 1 Effective Date, include the vendors on Appendix E and Epizyme will notify Hutchmed in writing of any change of vendors); clinical supply of Licensed Product (under the Supply Agreement) and placebo, rituximab, and lenalidomide pursuant to Section 7.6 of this Agreement; and data management, translational medicine, biostatistics, and medical writing. Epizyme will have oversight of the conduct of the Study in Mainland China to ensure consistency with the conduct of the Study globally. All drug unblinding discussions and decisions will be escalated to Epizyme for review and final approval prior to unblinding under the [**] 3-Party CRO Agreement. [**] will be responsible for negotiating contracts with the sites using the template agreement provided by Epizyme and Hutchmed. Any modifications to such template must be reviewed and approved by Hutchmed prior to execution; provided that any modification to the template that impacts safety or Epizyme’s liability, intellectual property rights, or use of study data must be reviewed and approved by Epizyme. If any clinical site will not begin negotiations with the template agreement provided by Epizyme and Hutchmed and requires that its own template agreement be used, [**] will submit such trial site’s template to Epizyme and Hutchmed for review and any modifications will reviewed and approved in the same manner as modifications to the Epizyme/Hutchmed template agreement. [**] will be responsible for drafting informed consent forms for review by approval by Hutchmed (and review by Epizyme to ensure conformance with global ICF). Hutchmed shall reimburse Epizyme’s costs and expenses for the 302 Global Trial in Mainland China in accordance with Sections 7.6 and 9.3(c) of this Agreement, and, with respect to Licensed Product for use in the 302 Global Trial in Mainland China, the

Supply Agreement. In the event Hutchmed determines to expand the 302 Global Trial to include sites in Hong Kong and/or Macau, Hutchmed will notify Epizyme in writing and the Parties shall agree on a plan to implement the trial in these Jurisdictions, with the understanding that these Jurisdictions will be handled in the same manner as Mainland China.

(C) For clarity, the Parties agree that the 302 Global Trial is (1) a Confirmatory Joint Global Trial required to be conducted as part of the FDA’s accelerated Regulatory Approval of the Licensed Product, and (2) a confirmatory trial that will be used to support full Regulatory Approval by the Regulatory Authority in Mainland China. As a result, subject to Section 4.5(b)(i), neither Party will make any change to the Protocol for the 302 Global Trial or any other Confirmatory Joint Global Trial without the prior written approval of the other Party (which shall not be subject to decision-making under Section 3.10).

(iv) 302 Global Trial in Taiwan. Notwithstanding anything to the contrary in the foregoing, the Parties agree that with respect to the 302 Global Trial in Taiwan, Epizyme is and shall continue to be the Sponsor of the 302 Global Trial in Taiwan and shall be responsible, itself or through [**], for the Epizyme Confirmatory Responsibilities, which consist of all activities for the conduct of 302 Global Trial in Taiwan. Epizyme shall conduct the 302 Global Trial in consultation with Hutchmed and in accordance with the budget provided to Hutchmed as of the Amendment No. 1 Effective Date, and any updates or changes to such budget as approved by Hutchmed. Hutchmed shall reimburse Epizyme’s costs and expenses for the 302 Global Trial in Taiwan in accordance with Sections 7.6 and 9.3(c) of this Agreement, and, with respect to Licensed Product for use in the 302 Global Trial in Taiwan, the Supply Agreement.

(c) Hutchmed Minimum Patient Obligation. Hutchmed shall use Commercially Reasonable Efforts, either by itself, through any Hutchmed Entity or through the Joint Global CRO, to recruit, enroll, treat, and provide follow-up in a timely manner of twenty percent (20%) of the total number of patients to be treated under the protocol approved by the FDA and NMPA (or such increased or decreased total number of patients as may be required by a Regulatory Authority inside or outside the Territory) for the 301 Global Trial, the 302 Global Trial, and any other Joint Global Trial; provided that a Hutchmed Entity shall not enroll any patients in any clinical trial (other than the 302 Global Trial), and shall not be in breach of this Agreement for not having enrolled any such patients (so long as Hutchmed is using Commercially Reasonable Efforts to pass an in-person quality audit), until Hutchmed has passed, to Epizyme’s reasonable satisfaction, an in-person quality audit conducted by Epizyme or its designee. For clarity, once Hutchmed has passed such quality audit, then the proviso in the foregoing sentence shall not apply to any subsequent Joint Global Trial.

(d) [Section 4.5(d) intentionally omitted by the Parties]

(e) 301 Global Trial. Notwithstanding anything to the contrary in this Agreement, in the event Epizyme determines, after consultation with the FDA, to discontinue the 301 Global Trial outside the Territory, then (i) the 301 Global Trial shall no longer be a Joint Global Trial and Hutchmed shall no longer be obligated to participate in such clinical trial, and (ii) ES shall no longer be an Initial Indication for purposes of this Agreement.

4.6 Conduct of Rejected Global Trials. Epizyme may, itself or with or through any other Epizyme Entity, perform any Rejected Global Trial and include one or more clinical sites in the Territory; provided that the Parties shall discuss the inclusion of clinical sites in the Territory in such Rejected Global Trial and Epizyme shall reasonably consider any concerns raised by Hutchmed about the use of such clinical sites. Epizyme may engage a Third Party contract research organization to provide services in the Territory for any Rejected Global Trial and, if requested by Hutchmed, Epizyme shall consider using Hutchmed as a contract research organization in the Territory for such Rejected Global Trial (so long as the costs of using Hutchmed are not greater than the costs a reputable Third Party contract research organization would charge Epizyme for such work). The Parties agree that Section 9.3(d) shall apply with respect to such Rejected Global Trial.

9. The Parties agree that Sections 5.1, 5.2, 5.3 and 5.4 of the Agreement are hereby deleted in their entirety and replaced with the following:

5.1
Regulatory Responsibilities.

(a) IND Applications. Subject to Sections 3.10, 4.1, and 5.2, Hutchmed shall use Commercially Reasonable Efforts to prepare, obtain (or cause to be obtained) and maintain INDs for the Licensed Product for each Local Trial or Joint Global Trial, at Hutchmed’s expense; provided that the Parties agree that:

(i) Epizyme shall file in Epizyme’s name and Epizyme shall be the IND applicant, and if such application is approved, the IND holder, for each Confirmatory Joint Global Trial in the Territory, including that Epizyme is and shall continue to be the IND holder for the 302 Global Trial in Mainland China and Taiwan;

(ii) a Local Hutchmed Entity shall file in Hutchmed’s name and Hutchmed shall be the IND applicant, and if such application is approved, the IND holder, for each Local Drug Trial (other than any Confirmatory Joint Global Trial) in Mainland China;

(iii) a Non-Local Hutchmed Entity shall file in Hutchmed’s name and Hutchmed shall be the IND applicant, and if such application is approved, the IND holder, for each Imported Drug Trial (other than any Confirmatory Joint Global Trial) in Mainland China; provided that to support such IND application, Epizyme and Hutchmed will sign a Letter of Explanation substantially in the form of the template attached hereto as Appendix C (which is hereby attached to the Agreement as Exhibit H) and submit such Letter of Explanation with a redacted copy of the License Agreement to the Regulatory Authorities in Mainland China with the IND application. If the relevant Regulatory Authorities in Mainland China will not accept the submission as described in the previous sentence and will not allow such IND application to be filed in Hutchmed’s name, then Hutchmed shall file in Epizyme’s name and Epizyme shall be the IND applicant, and if such application is approved, the IND holder for such Imported Drug Trial;

(iv) unless otherwise agreed by the Parties, a Hutchmed Entity shall be the IND applicant, and if such application is approved, the IND holder for any Local Trial or Joint Global Trial (other than any Confirmatory Joint Global Trial) in Taiwan, Hong Kong or Macau; and

(v) notwithstanding the foregoing subsections (i)-(iv), if the Regulatory Authorities in Mainland China do not permit Hutchmed to file for an IND for any Imported Drug Trial (other than any Confirmatory Joint Global Trial) for an Approved Indication as provided in subsection (iii) above, then a Hutchmed Entity shall file the IND in Epizyme’s name and Epizyme shall be the IND applicant, and if such application is approved, the IND holder, for any Imported Drug Trial (other than any Confirmatory Joint Global Trial) in Mainland China for an Approved Indication.

(vi) For any IND that is prepared and filed by Hutchmed in Epizyme’s name as described in subsection (iii) or (v) above, Epizyme shall execute (and notarize, if required) and provide the following documents to Hutchmed for Licensed Product no later than [**] after Hutchmed’s request, each in substantially the form attached hereto as Appendix D (which is hereby attached to the Agreement as Exhibit I): patent statement, limited power of attorney, GLP conformance statement, drug substance self-use statement, GMP compliance statement, letter of authorization, and any other statements required or specifically requested by the Regulatory Authorities in connection with such IND preparation and filing (collectively, the “IND Statements”). For clarity, IND Statements are not required from Epizyme for INDs where a Hutchmed Entity is the applicant filing in Hutchmed’s name. Epizyme shall also provide a CPP for the Licensed Product to Hutchmed as required and requested for any IND filing by Hutchmed, and Epizyme shall obtain an executed letter of authorization from its drug product manufacturer as necessary, in a form similar to the letter of authorization from Epizyme.

The Parties acknowledge that, as of the Amendment No. 1 Effective Date, Hutchmed has filed, in Epizyme’s name, the IND for the bridging study of Tazemetostat in relapsed or refractory follicular lymphoma patients (2021-TAZ-00CH1) (the “Bridging Study”). For clarity, subject to Section 4.6, Epizyme may, without approval of the JDC, file an IND in the Territory for any Rejected Global Trial that includes clinical sites in the Territory; provided that Epizyme will provide a copy of such proposed IND to Hutchmed sufficiently in advance of the proposed filing of such IND and shall consider in good faith all comments made by Hutchmed with respect to such IND.

(b) Other Regulatory Filings. Other than INDs as set forth in subsection (a) above, and subject to Sections 3.10, 4.1 and 5.2, Hutchmed shall use Commercially Reasonable Efforts to prepare Regulatory Filings and obtain (or cause to be obtained) and maintain in Hutchmed’s name Regulatory Approval and, if applicable, Reimbursement Approval, for a Licensed Product in each Initial Indication and Additional Indication in each of (i) Mainland China, (ii) Taiwan and (iii) Hong Kong and Macau (with it being agreed that, if Regulatory Approval is obtained in Hong Kong, Hutchmed shall not also be required to separately obtain Regulatory Approval in Macau, or vice versa) at Hutchmed’s expense; provided that (A) to the extent required by the Regulatory Authorities in Mainland China as a result of only Imported Drug being available in Mainland China prior to the Manufacturing Technology Transfer Completion Date (as defined in the Supply Agreement), then the marketing authorization application for Regulatory Approval for Licensed Product in Mainland China will be filed by Hutchmed in Epizyme’s name (and Hutchmed will be Epizyme’s Authorized Regulatory Agent for the marketing authorization for Imported Drug), and thereafter Hutchmed shall file for marketing authorization in Hutchmed’s name and be the marketing authorization holder for Local Drug as soon as possible after the Manufacturing Technology Transfer Completion Date (as defined in the Supply Agreement), and Epizyme will withdraw or allow to lapse the Regulatory Approval in Epizyme’s name, and (B) all Drug Approval Applications for any Licensed Product in the Territory shall be filed only after review and comment by Epizyme (in accordance with Section 5.2(b)) and shall not require the approval of any Committee. All Regulatory Filings and communications with Regulatory Authorities in the Territory shall accurately reflect the datasets as presented by Epizyme in its Regulatory Filings outside of the Territory and provided to Hutchmed.

Epizyme acknowledges and understands that, if it is a holder of import drug license in respect of the Imported Drug in the Territory, it will have an obligation to make certain required filings with the relevant Regulatory Authority. Epizyme agrees that, so long as Epizyme holds a valid and effective import drug license in the Territory in respect of Imported Drug, it will provide Hutchmed with any documentation required under Applicable Law to be submitted to Regulatory Authorities by the holder of an import drug license, it being understood that Hutchmed, as Epizyme’s Authorized Regulatory Agent, will report such information to the relevant Regulatory Authorities for and on behalf of Epizyme for the purposes of satisfying Epizyme’s obligations as a holder of import drug license.

(c) Authorized Regulatory Agent.

(i) The Parties agree that [**] is and shall continue to be Epizyme’s Authorized Regulatory Agent for the 302 Global Trial in Mainland China, except that Epizyme shall provide written notice to [**] that [**] shall no longer be Epizyme’s Authorized Regulatory Agent under the [**] 3-Party CRO Agreement at such time as database lock has occurred for the 302 Global Trial and all regulatory interactions and communications in Mainland China with respect to the 302 Global Trial have occurred up to, but not including, preparing or submitting documents for, or meeting or interacting with Regulatory Authorities regarding, the Regulatory Approval in Mainland China for the use of Licensed Product in combination with lenalidomide and rituximab for R/R FL. At such time, (A) if Hutchmed or an Affiliate meets the criteria established by the Regulatory Authorities in Mainland China (such as having Local Drug available for use in Mainland China upon the Manufacturing Technology Transfer Completion Date (as defined in the Supply Agreement)) to submit such a Regulatory Approval application in the name of Hutchmed or an Affiliate in Mainland China, then Epizyme shall not engage a replacement Authorized Regulatory Agent and Hutchmed may appoint an Authorized Regulatory Agent in its discretion for such submission; or (B) if Hutchmed or an Affiliate does not meet the criteria established by the Regulatory Authorities in Mainland China (such not having Local Drug available for use in Mainland China) to submit such a Regulatory Approval application in the name of Hutchmed or an Affiliate in Mainland China, then Epizyme shall authorize Hutchmed to replace [**] as Epizyme’s Authorized Regulatory Agent (the “ARA Replacement”), and Hutchmed shall assume the responsibilities as Epizyme’s Authorized Regulatory Agent for such Regulatory Approval. Epizyme shall do and perform, or cause to be done and performed, all such further acts and things, and shall amend, execute and deliver all such documents and instruments (including amending the Work Order to the [**] 3-Party CRO Agreement) as Hutchmed may reasonably request in order to carry out the ARA Replacement. The Parties agree that [**] is and shall continue to be Epizyme’s Authorized Regulatory Agent for the 302 Global Trial in Taiwan. The engagement of an Authorized Regulatory Agent by Epizyme for any other Confirmatory Joint Global Trial in the Territory will be handled in a manner consistent with the foregoing.

(ii) Other than as provided in subsection (i) above, for any Imported Drug Trial in Mainland China for which Hutchmed files an IND in Hutchmed’s name, Hutchmed shall designate an Authorized Regulatory Agent, and for any Imported Drug Trial in Mainland China for which Hutchmed files an IND in Epizyme’s name, Epizyme shall designate a Local Hutchmed Entity as its Authorized Regulatory Agent. Hutchmed is and shall continue to be the Authorized Regulatory Agent for the IND for the Bridging Study.

5.2
Regulatory Documents.

(a) Epizyme Regulatory Documents. As of the Amendment No. 1 Effective Date, Epizyme has made available to Hutchmed copies of the Epizyme Regulatory Documents listed on Schedule 5.2. Subject to Section 9.3(d) and (e), throughout the Term, except to the extent prohibited by Applicable Law or any Regulatory Authority in the Territory, Epizyme shall provide Hutchmed with the material Regulatory Filings and Regulatory Documents from outside the Territory for Joint Global Trials and from inside the Territory for Confirmatory Joint Global Trials, as described in the table attached to this Amendment No. 1 as Appendix B (and hereby attached to the Agreement as Exhibit G) (the “Joint Global Trial Document Review”); provided that Epizyme shall, solely to the extent necessary to support Hutchmed’s preparation and filing of any IND or Drug Approval Application with respect to any Licensed Product in the Field in the Territory, make available to Hutchmed as soon as practicable copies of any other material Epizyme Regulatory Documents for the Licensed Product submitted to or received from the FDA after the Effective Date that are not part of the Joint Global Trial Document Review. Epizyme shall use Commercially Reasonable Efforts to obtain any required permission or approval from the relevant Regulatory Authority(ies) in order to adhere to the Joint Global Trial Document Review. Epizyme shall consider in good faith any comments received from Hutchmed during the relevant review period under the Joint Global Trial Document Review. In addition, at the time of submission, Epizyme will provide Hutchmed with a full and complete copy of any IND/CTA application filed by Epizyme inside the Territory for any Confirmatory Joint Global Trial in the language in which it was filed. All Regulatory Filings and Regulatory Approvals outside the Territory shall be prepared, filed, and maintained at Epizyme’s sole expense. Any Confidential Information of Hutchmed or any of its Affiliates that is incorporated into any Regulatory Documents filed in the name of or owned by any Epizyme Entity shall remain Confidential Information of Hutchmed or its applicable Affiliate(s). Subject to the terms and conditions of this Agreement, during the Term Epizyme hereby grants to Hutchmed a “right of reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any non-U.S. counterpart to such regulation, pursuant to which the Hutchmed Entities shall be entitled at no cost to access, use, and reference the Epizyme Regulatory Documents for the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products in accordance with this Agreement. Upon request by Hutchmed, Epizyme shall provide a signed statement to this effect in accordance with 21 C.F.R. §314.50(g)(3) or any non-U.S. counterpart to such regulation. Hutchmed shall reimburse Epizyme for any reasonable Out-of-Pocket Costs incurred by Epizyme or any of its Affiliates in fulfilling Epizyme’s obligations under this Section 5.2(a) within [**] of receipt of an invoice therefor.

(b) Hutchmed Regulatory Documents. Throughout the Term, except to the extent prohibited by Applicable Law or any Regulatory Authority in the Territory, Hutchmed shall provide Epizyme with the material Hutchmed Regulatory Filings and Regulatory Documents in accordance with the Local Trial SOP (Exhibit F) and Joint Global Trial Document Review (Exhibit G). Hutchmed shall use

Commercially Reasonable Efforts to obtain any required permission or approval from the relevant Regulatory Authority(ies) in order to adhere to the Local Trial SOP and Joint Global Trial Document Review. Hutchmed shall consider in good faith any comments received from Epizyme during the relevant review period under the Local Trial SOP or Joint Global Trial Document Review. In addition, at the time of submission, Hutchmed will provide Epizyme with a full and complete copy of any IND/CTA application filed by Hutchmed in Epizyme’s name and a full and complete copy of any Regulatory Approval application filed by Hutchmed in Epizyme’s name, in each case in the language in which it was filed. All Regulatory Filings and Regulatory Approvals in the Field in the Territory shall be prepared, filed, and maintained at Hutchmed’s sole expense. Any Confidential Information of Epizyme or any of its Affiliates that is incorporated into any Regulatory Documents filed in the name of or owned by any Hutchmed Entity shall remain Confidential Information of Epizyme or its applicable Affiliate(s). Subject to the terms and conditions of this Agreement, during the Term Hutchmed hereby grants to Epizyme a “right of reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any non-U.S. counterpart to such regulation, pursuant to which the Epizyme Entities shall be entitled at no cost to access, use, and reference the Hutchmed Regulatory Documents for the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products in accordance with this Agreement or outside the Territory. Upon request by Epizyme, Hutchmed shall provide a signed statement to this effect in accordance with 21 C.F.R. §314.50(g)(3) or any non-U.S. counterpart to such regulation. Epizyme shall reimburse Hutchmed for any reasonable Out-of-Pocket Costs incurred by any Hutchmed Entities in fulfilling Hutchmed’s obligations under this Section 5.2(b) within [**] of receipt of an invoice therefor.

(c) Regulatory Liaisons. Promptly (but in no event later than [**]) following the Effective Date, the Parties shall each designate an employee with responsibility for regulatory activities to consult with the other Party’s representative with respect to the transfer of Regulatory Documents between the Parties (such representatives, the “Regulatory Liaisons”). The Regulatory Liaisons shall discuss and provide input to each other, at such times, places and frequencies as mutually agreed, on all material issues with respect to the sharing and transfer of Regulatory Documents; provided that all final decisions related to Regulatory Filings and Regulatory Approvals shall be made by the Party with the right to control such decision as set forth in Section 3.10.

5.3 Ownership of Regulatory Filings and Approvals. Except as provided elsewhere in this Article 5, all Regulatory Filings and resulting Regulatory Approvals for Licensed Product in the Territory (and all corresponding applications for marketing or regulatory exclusivity) applied for in the name of Hutchmed shall be exclusively owned by Hutchmed. If at the time of a Regulatory Filing, the Regulatory Authorities and Applicable Law in the Territory prohibit Hutchmed from filing in its name and owning such Regulatory Filings and Regulatory Approvals in the Territory, then (a) all such Regulatory Filings and Regulatory Approvals shall, subject to Section 5.1, be applied for by Hutchmed in the name of and exclusively owned by Epizyme, and (b) Epizyme will cooperate with Hutchmed, and provide necessary assistance to Hutchmed, to transfer such Regulatory Filings and Regulatory Approvals to Hutchmed at such time as Applicable Law no longer prohibits Hutchmed from filing and owning such Regulatory Filings and Regulatory Approvals in the Territory; provided that upon termination (but not expiration) of this Agreement for any reason all such Regulatory Filings and Regulatory Approvals will revert to the exclusive ownership of Epizyme, at no cost to Epizyme, and Hutchmed shall be obligated to take all actions and execute all documents as required by the Regulatory authority under Applicable Law to effect the transfer of such Regulatory Filings and Regulatory Approvals to Epizyme. All Regulatory Filings for any Rejected Global Trial that includes clinical sites in the Territory, if any, for the Development of Licensed Product in the Territory shall be applied for by Epizyme in the name of and exclusively owned by Epizyme unless and until Hutchmed makes a Buy-In Right Payment with respect to such Rejected Global Trial in which case the rest of this Section 5.3 will apply to such Regulatory Filings.

5.4 Meetings with Regulatory Authorities. To the extent practicable and permissible by Applicable Law and Regulatory Authorities, Hutchmed shall use good faith efforts to accommodate Epizyme so that Epizyme may have up to [**] employees or other representatives (who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in Article 10) participate at any material meetings with Regulatory Authorities in the Territory to discuss the Development or Commercialization of Licensed Products; provided that any exercise of such right by Epizyme shall not require Hutchmed to delay the Development or Commercialization of the Licensed Product, including by delaying in responding to Regulatory Authorities or in arranging any such meetings. Hutchmed shall provide Epizyme with reasonable notice prior to any such meetings. In addition, to the extent practicable and permissible by Applicable Law and Regulatory Authorities, Epizyme shall use good faith efforts to accommodate Hutchmed so that Hutchmed may have up to [**] employees or other representatives (who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in Article 10) participate at any material meetings with Regulatory Authorities in the Territory to discuss any Joint Global Trial for which Epizyme is the IND applicant or holder; provided that any exercise of such right by Hutchmed shall not require Epizyme to delay the Confirmatory Joint Global Trial, including by delaying in responding to Regulatory Authorities or in arranging any such meetings. Epizyme shall provide Hutchmed with reasonable notice prior to any such meetings.

10. Epizyme hereby approves (and such approval shall be recorded in the minutes of JMC) the engagement of [**] (at a facility in Mainland China) as Hutchmed’s Permitted Subcontractor CMO for DS, and the engagement of [**] (at a facility in Mainland China) as Hutchmed’s Permitted Subcontractor CMO for DP, which engagements shall be subject to the terms of the Supply Agreement (as defined below).

11. The Parties acknowledge that Sections 7.1 through 7.4 of the Agreement are superseded by the Supply Agreement. The Parties agree that Section 7.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

7.6 Supply of Certain Other Combination Drugs and Placebo.

(a)
Epizyme Combination Therapies and Placebo.

(i) For any Joint Global Trial or Local Trial of an Epizyme Combination Therapy where any Other Combination Drug that is part of such Epizyme Combination Therapy is at the relevant time Controlled exclusively by Epizyme, Epizyme shall supply such Other Combination Drug to Hutchmed, at Hutchmed’s expense, for use in such Joint Global Trial or Local Trial in the Territory.

(ii) For any Joint Global Trial or Local Trial of an Epizyme Combination Therapy where any Other Combination Drug that is part of such Epizyme Combination Therapy is at the relevant time readily available from any Third Party, Hutchmed shall be responsible for obtaining such Other Combination Drug, at Hutchmed’s expense, for use in such Joint Global Trial or Local Trial in the Territory; provided that, notwithstanding the foregoing, (A) for the 302 Global Trial, Epizyme shall be responsible for supplying quantities of rituximab and lenalidomide for use in the 302 Global Trial in Mainland China and Taiwan, at Hutchmed’s expense, (B) for any Confirmatory Joint Global Trial (other than the 302 Global Trial), Epizyme shall be responsible for supplying the Other Combination Drugs that are readily available from any Third Party, at Hutchmed’s expense, and (C) for any Joint Global Trial (other than the 302 Global Trial or any other Confirmatory Joint Global Trial) where one or more of the relevant Other Combination Drugs that are readily available from any Third Party need, due to regulatory or consistency considerations, to be supplied for the Territory from the same source of supply that Epizyme uses outside the Territory, Epizyme shall be responsible for supplying such quantities of such Other Combination Drugs for such Joint Global Trial in the Territory, at Hutchmed’s expense.

(iii) Epizyme shall be responsible for supplying quantities of placebo for use in the Territory for Local Trials and Joint Global Trials, in each case, where Imported Drug is used in such clinical trial, at Hutchmed’s expense.

(iv) With respect to any Other Combination Drugs or placebo supplied by Epizyme under this Section 7.6(a), (A) the quantity shall be agreed upon at the JDC in advance on a [**] basis and Epizyme shall supply such quantity agreed upon by the JDC, (B) Hutchmed shall only use such Other Combination Drugs or placebo in the Territory in the Joint Global Trial or Local Trial for which they were intended, and (C) Hutchmed shall pay to Epizyme the Fully-Burdened Cost of any such quantity of such Other Combination Drugs or placebo within [**] of receipt of an invoice therefor, provided that on a [**] basis, Epizyme shall determine its actual Fully-Burdened Cost for the quantities of Other Combination Drugs or placebo supplied by Epizyme within [**] following the end of the applicable [**] and notify Hutchmed in writing with reasonable supporting information, and if the amount paid in advance by Hutchmed for such [**] exceeds the actual Fully-Burdened Cost, then Epizyme shall pay such difference to Hutchmed within [**] of receipt of an invoice therefor or if the amount paid in advance by Hutchmed for such [**] is less than the actual Fully-Burdened Cost, then Hutchmed shall pay such difference to Epizyme within [**] of receipt of an invoice therefor.

(b)
Joint Combination Therapies and Placebo. Hutchmed shall supply to Epizyme (i) the Other Combination Drugs that (A) are at the relevant time Controlled by Hutchmed, and (B) are part of any Joint Combination Therapy that is the subject of any Joint Global Trial or Rejected Global Trial of such Joint Combination Therapy, and (ii) all placebo for use in Local Trials and Joint Global Trials of Local Drug in the Territory, at Hutchmed’s expense. The quantity of such Other Combination Drugs and placebo to be supplied by Hutchmed hereunder shall be agreed upon at the JDC in advance on a [**] basis, and Epizyme shall only use such Other Combination Drugs and placebo outside the Territory in the performance of the intended Joint Global Trial or in and outside the Territory in the performance of the intended Rejected Global Trial. Epizyme shall pay to Hutchmed the Fully-Burdened Cost of any such quantity of such Other Combination Drugs and placebo in advance within [**] of receipt of an invoice therefor; provided that on a [**] basis, Hutchmed shall determine its actual Fully-Burdened Cost for the quantities of Other Combination Drugs or placebo supplied by Hutchmed within [**] following the end of the applicable [**] and notify Epizyme in writing with reasonable supporting information, and if the amount paid in advance by Epizyme for such [**] exceeds the actual Fully-Burdened Cost, then Hutchmed shall pay such difference to Epizyme within [**] of receipt of an invoice therefor or if the amount paid in advance by Epizyme for such [**] is less than the actual Fully-Burdened Cost, then Epizyme shall pay such difference to Hutchmed within [**] of receipt of an invoice therefor.
(c)
Licensed Product. For clarity, any quantity of Licensed Product to be supplied for any Local Trial or Joint Global Trial to be performed in the Territory will be manufactured and delivered to Hutchmed in accordance with the terms of the Manufacturing Technology Transfer and Supply Agreement made as of [**] among Epizyme, Hutchmed China, and Hutchmed HK (“Supply Agreement”).

12. The Parties agree that Section 9.3(c)(i) is deleted in its entirety and replaced with the following:

(i) Hutchmed shall be responsible for all costs, including the costs in the Territory of any Joint Global CRO, for patients enrolled and treated in any Joint Global Trial in the Territory for up to its twenty percent (20%) share of the total number of patients enrolled and treated globally in such Joint Global Trial. For all Joint Global Trials, Hutchmed shall be responsible for the Fully-Burdened Costs of any placebo or Other Combination Drugs included in a Combination Therapy for such patients in accordance with Section 7.6. Notwithstanding anything in the Agreement to the contrary, with respect to the 302 Global Trial:

(A) Hutchmed shall reimburse Epizyme for all costs incurred by Epizyme Entities in the performance of the 302 Global Trial from the Effective Date through the Amendment No. 1 Effective Date, including (1) the costs and pass-through expenses payable to [**] for the performance of the 302 Global Trial in Mainland China by [**] and its vendors, (2) the costs and pass-through expenses payable to [**] for the performance of the 302 Global Trial in Taiwan by [**] and its vendors, and (3) the costs and pass-through expenses payable to Epizyme vendors (which, as of the Amendment No. 1 Effective Date, include the vendors on Appendix E) that are directly attributable to the 302 Global Trial in Mainland China and Taiwan.

For the period commencing on the Effective Date and ending December 31, 2021, Epizyme shall invoice Hutchmed for such costs in the amount of [**] U.S. Dollars ($[**]) promptly following the Amendment No. 1 Effective Date. Epizyme will invoice Hutchmed for such costs for the period commencing on January 1, 2022 and ending on the Amendment No. 1 Effective Date within [**] after the Amendment

No. 1 Effective Date. Hutchmed shall pay all undisputed amounts payable under such invoices within [**] after receipt of the invoice; and

(B) Commencing with the Amendment No. 1 Effective Date and continuing until the completion of the 302 Global Trial, Hutchmed shall (1) pay the costs and pass-through expenses payable to [**] for the performance of the 302 Global Trial in Mainland China by [**] and its vendors directly to [**] under the [**] 3-Party CRO Agreement, (2) reimburse Epizyme for all costs incurred by Epizyme Entities in the performance of the 302 Global Trial in Mainland China, and (3) reimburse Epizyme for all costs incurred by Epizyme Entities in the performance of the 302 Global Trial in Taiwan, including the costs payable to [**] and its vendors, or to Epizyme’s vendors (which as of the Amendment No. 1 Effective Date include the vendors on Appendix E) that are directly attributable to the 302 Global Trial in Taiwan. Epizyme shall invoice Hutchmed for such costs on a Calendar Quarter basis and Hutchmed shall pay all undisputed amounts payable under such invoices within [**] after receipt of the invoice.

For clarity, no cost or expense payable under Section 9.3(c)(iii) shall be due or payable under this Section.

13. The Parties agree that, pursuant to Section 9.3(c)(iii) of the Agreement, Hutchmed shall provide payment of [**] U.S. Dollars ($[**]) for its 20% share of global costs that are not territory-specific for the period commencing on the Effective Date of the Agreement and ending on December 31, 2021. The Quarterly Cost Report for such period has been provided to Hutchmed as of the Amendment No. 1 Effective Date.

14. The Parties agree that Sections 13.1 and 13.2 of the Agreement are hereby deleted and replaced with the following:

13.1 Indemnification by Epizyme. Epizyme shall indemnify, hold harmless and defend Hutchmed and its Affiliates, and their respective directors, officers, consultants, agents, contractors and employees (the “Hutchmed Indemnitees”) from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses, costs, damages, deficiencies, obligations or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) (“Losses”) to the extent that such Losses arise out of (a) any breach of this Agreement by Epizyme, (b) any act or failure to act by any Epizyme Entity that causes a breach of any Epizyme In-License Agreement or Hutchmed In-License Agreement, (c) the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product by or on behalf of any Epizyme Entity, (d) any act or omission by any Hutchmed Entity in its capacity as Authorized Regulatory Agent to the extent acting within the scope of authority expressly delegated by Epizyme, and in compliance with Epizyme’s written instructions with respect to the submission of regulatory materials to Regulatory Authorities, or (e) the gross negligence or willful misconduct of any Epizyme Indemnitee, except, in each case of clauses (a) through (e), for those Losses for which Hutchmed has an obligation to indemnify Epizyme pursuant to Section 13.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

13.2 Indemnification by Hutchmed. Hutchmed shall indemnify, hold harmless and defend Epizyme and its Affiliates, and their respective directors, officers, consultants, agents, contractors and employees (the “Epizyme Indemnitees”) from and against any and all Losses, to the extent that such Losses arise out of (a) any breach of this Agreement by Hutchmed, (b) any act or failure to act by any Hutchmed Entity that causes a breach of any Epizyme In-License Agreement or Hutchmed In-License, (c) the Development, Manufacture, or Commercialization of the Licensed Compound or any Licensed Product by or on behalf of any Hutchmed Entity (other than to the extent arising out of the practice of the Licensed IP, Epizyme Marks, or Epizyme Domains in accordance with this Agreement), including any act or omission with respect to Commercialization activities by or on behalf of any Hutchmed Entity under a Regulatory Approval filed by Hutchmed in Epizyme’s name under Article 5, (d) the gross negligence or willful misconduct of any Hutchmed Indemnitee, or (e) any act or omission by any Hutchmed Entity in its capacity as Authorized Regulatory Agent to the extent acting beyond the scope of authority expressly delegated by Epizyme, and failure to comply with Epizyme’s written instructions with respect to the submission of regulatory materials to Regulatory Authorities, except, in each case of clauses (a) through (e), for those Losses for which Epizyme has an obligation to indemnify Hutchmed pursuant to Section 13.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

15. A new exhibit in the form of Appendix A to this Amendment No. 1 is hereby added to the Agreement as Exhibit F (Local Trial SOP).

16. A new exhibit in the form of Appendix B to this Amendment No. 1 is hereby added to the Agreement as Exhibit G (Joint Global Trial Document Review).

17. A new exhibit in the form of Appendix C to this Amendment No. 1 is hereby added to the Agreement as Exhibit H (Letter of Explanation).

18. A new exhibit in the form of Appendix D to this Amendment No. 1 is hereby added to the Agreement as Exhibit I (IND Statements).

19. A new exhibit in the form of Appendix E to this Amendment No. 1 is hereby added to the Agreement as Exhibit J (Vendors and Subcontractors as of Amendment No. 1 Effective Date).

20. Capitalized terms used in this Amendment No. 1 that are not otherwise defined herein shall have the meanings set forth in the Agreement. Except as amended by this Amendment No. 1, the terms and conditions of the Agreement shall remain in full force and effect. After the Amendment No. 1 Effective Date, every reference in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment No. 1. This Amendment No. 1 shall be construed under and governed by the laws of the State of New York, exclusive of its conflicts of laws principles. This Amendment No. 1 may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 through their duly authorized representatives to be effective as of the Amendment No. 1 Effective Date.

EPIZYME, INC.

By: /s/ Grant Bogle

Name: Grant Bogle

Title: President & Chief Executive Officer

HUTCHMED GROUP INVESTMENT LIMITED (formerly known as Hutchison China MediTech Investment Limited)

By: /s/ Weiguo Su

Name: Weiguo Su

Title: Chief Executive Officer